UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 13, 2012

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On November 13, 2012, we were notified by the New York City Department of Environmental Protection (the “DEP”) that Contract PO-98B between us and the City of New York, dated May 11, 2010, relating to the 26th Ward waste water pollution control plant (the “Contract”) has been terminated effective November 29, 2012. We understand that the termination of the Contract was due to the DEP’s decision to pursue an alternate ammonia reduction project.

Under the Contract, we were engaged by the City of New York to (a) provide engineering and design services with respect to the rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems at the 26th Ward waste water pollution control plant, (b) supply and install our proprietary ARP® equipment (the “System”) at the 26th Ward waste water pollution control plant, and (c) operate and maintain the System at the 26th Ward waste water pollution control plant for a period of twelve months. We had expected to complete our services under the Contract in or about June 2015.

To date, we have billed an aggregate of $14,839,000 for goods and services under the Contract, of which amount $13,358,000 has been paid and $1,481,000 remains outstanding. We expect to bill DEP an additional amount for costs associated with termination of the Contract. Had the Contract remained in force through completion, we expected to bill an additional $7,702,000 for goods and services.

Revenues under the Contract represented approximately 80% of our total revenues during the fiscal year ended December 31, 2011, approximately 81% of our total revenues during the nine months ended September 30, 2012, and approximately 63% of our total revenues during the quarter ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2012

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Cary G. Bullock
Name:	Cary G. Bullock
Title:	Chairman and Chief Executive Officer